EXHIBIT 10.1

FHLBank San Francisco

2009 EXECUTIVE INCENTIVE PLAN

PLAN PURPOSE

To optimize individual and Bank performance in accomplishing Board-approved goals and objectives.

PLAN OBJECTIVES

To motivate Bank executives to exceed individual and Bank goals that support the business plan and long-term strategic plan. To attract and retain outstanding executives by providing a competitive total compensation program, including an annual incentive award opportunity.

ELIGIBILITY

Participants are Bank executives whose performance has a major impact on the Bank’s success. The 2009 participants are the incumbents in the Bank’s executive officer positions, including:

Executive Vice President

Senior Vice President (excluding the Senior Vice President, Enterprise Risk Management & Director of Internal Audit – participates in the Audit Executive Incentive Plan)

Participants must be employed by the Bank through December 31st to be eligible for an incentive award under the 2009 plan. Participants hired, promoted, or who have a leave of absence during the plan year are eligible to participate on a pro-rata basis. Participants hired or promoted on or after October 1st will not be eligible to participate during the current plan year.

INCENTIVE GOALS AND MEASURES

Incentive Goals

For each participant there are individual goals and Bank goals, which are weighted for each participant. The individual goals support the Bank-wide goals and objectives.

The four Bank goals for 2009 are:

1.	2009 Risk Management Goal: Enhance the financial and credit risk management, internal controls, and financial reporting frameworks to better align them with an extended period of housing and mortgage market distress that may lead to member failures and credit stress in the Bank’s MBS portfolio, and to meet the best practices operating strategy of the Bank.

2.	2009 Potential Dividend Spread Goal: Target Potential Dividend Spread of 250 basis points.

3.	2009 Community Investment Goal: Effectively execute community investment programs and initiatives.

4.	2009 Advances Volume Goal: Achieve a target advances volume of $[*] average daily balance.

An outline of the Bank and individual goal weights and measures is attached as Exhibit A.

Actual achievement of Bank goals is subject to adjustment for changes resulting from movements in interest rates, changes in financial strategies or policies, any significant change in Bank membership, as well as other factors determined by the Board.

Incentive Goal Achievement Measures

The plan rewards levels of goal achievement, as follows:

Achievement Level	Measure Definition

200% of target	The most optimistic achievement level that far exceeds levels forecasted from expected business.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

150% of target	An optimistic achievement level that exceeds levels forecasted from expected business.

Target (100%)	Performance that is expected under the Bank’s Plan.

Threshold (75% of target)	Minimum level of performance that must be achieved for awards to be paid.

The percentages above represent aggregated achievement levels, not percentages of base pay.

INCENTIVE AWARD POOL

The Board approves an incentive award pool for the Bank’s executive officers at the beginning of the plan period. Portions of the pool may be allocated to plan participants at the end of the plan period based upon their overall goal achievement levels. The President and the Board of Directors have full discretion to modify any and all incentive payments.

AWARD DETERMINATION

Awards will be based on success in achieving individual and Bank goals. In the case of the four Bank goals, the same achievement levels apply to all participants. At yearend, accomplishments will be assessed and a percentage of achievement will be determined for each goal and any award determination will be at the discretion of the Board.

Percentage of Achievement Scale	Achievement Levels
0% - 200%	200%	= Far Exceeds Target
	150%	= Exceeds Target
	100%	= Target
	75-99%	= Threshold

For each goal, the percentage of achievement will be multiplied by the applicable goal weights. Each weighted achievement will then be added to determine the total weighted achievement. The basis for award opportunity is total weighted achievement. Performance from 75-99% (threshold level) is below the target achievement level and, therefore, may result in an award less than one granted for achieving the target level. Performance below the threshold achievement level normally will not result in an incentive award. The President and the Board of Directors have full discretion to modify any and all incentive payments.

APPROVAL OF INCENTIVE AWARDS

All incentive awards must be approved by the President and the Board of Directors prior to payment. The Board of Directors has the discretion to approve awards for achievement below 75% total weighted achievement. Award recommendations will be considered by the Board of Directors at the January 2010 Board meeting or as soon thereafter as reasonably practicable.

PLAN ADMINISTRATION AND IMPLEMENTATION

The President is responsible for overseeing the administration and interpretation of the Plan.

Payments under this plan are subject to approval by the Board of Directors. Any awards will be distributed as soon as administratively possible following the effective date of Board approval. All compensation and incentive plans are subject to review and revision at the Bank’s discretion. Such plans are reviewed regularly to ensure they are competitive and equitable. Executive Officer compensation and benefit programs are subject to Federal Housing Finance Agency review and oversight, and payments made under such programs may be subject to the Agency’s approval under applicable laws and regulations in effect from time to time.

EXHIBIT A

2009 Risk Management Goal [Segment Weight = 50%]

Qualitative assessment at yearend by Board of Directors.

2009 Potential Dividend Spread Goal

Segment Weight	75% Goal Achievement Measure	100% Goal Achievement Measure	150% Goal Achievement Measure	200% Goal Achievement Measure
25%	2.00%	2.50%	3.00%	3.50%

2009 Community Investment Goal

	Segment Weight	75% Goal Achievement Measure	100% Goal Achievement Measure	150% Goal Achievement Measure	200% Goal Achievement Measure
CIP/ACE/HPA advances and letters of credit (# of members)	6%	[*]	[*]	[*]	[*]
Technical Assistance	6%	[*]	[*]	[*]	[*]
Community Investment grant program participation (# of members)	8%	[*]	[*]	[*]	[*]
Total Community Investment Goal	20%

2009 Advances Volume Goal

Member Segment	Segment Weight	75% Goal Achievement Measure		100% Goal Achievement Measure		150% Goal Achievement Measure		200% Goal Achievement Measure
Members with CQRs 1-5	5%	$ [*] (avg. daily balance	)	$ [*] (avg. daily balance	)	$ [*] (avg. daily balance	)	$ [*] (avg. daily balance	)

2009 Senior Officer Goal Weights

	Senior Vice President		Executive Vice President
	Corporate Goal Weights	Goal Weight (includes individual goals)	Corporate Goal Weights	Goal Weight (includes individual goals)
Individual	N/A	30%	N/A	20%
Risk Management	50%	35%	50%	40%
Potential Dividend Spread	25%	17.5%	25%	20%
Community Investment	20%	14%	20%	16%
Advances Volume	5%	3.5%	5%	4%
Total	100%	100%	100%	100%

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.